FOR:	International Speedway Corporation
CONTACT:	Wes Harris Senior Director, Corporate and Investor Communications (386) 947-6465
FOR IMMEDIATE RELEASE

INTERNATIONAL SPEEDWAY CLOSES ON $300 MILLION CREDIT FACILITY

     DAYTONA BEACH, Fla. - June 16, 2006 - International Speedway Corporation (Nasdaq/NM: ISCA; OTC Bulletin Board: ISCB) ("ISC") today announced that it has closed on a five-year, $300 million revolving credit facility (the "Facility") that can be utilized for general corporate purposes, including external growth opportunities.

     The Facility was jointly led by Citigroup Global Markets Inc. and SunTrust Bank, with Wachovia Bank, National Association acting as Administrative Agent. The three banks acted as Joint Bookrunners for the Facility, which was syndicated to a select group of lenders including: Bank of America, N.A. ("Bank of America"), JPMorgan Chase Bank, N.A. ("JPMorgan") and Regions Bank. Bank of America and JPMorgan also acted as Co-Documentation Agents.

     The Facility replaces ISC's $300 million revolving credit facility, which was scheduled to expire in September 2008. The Company elected to enter into the Facility at this time to take advantage of favorable financial market conditions. The Facility also contains a feature that allows for ISC to increase the Facility to a total of $500 million, subject to certain conditions.

     Pricing on the Facility ranges from LIBOR + 0.3% to LIBOR + 0.8%, depending on ISC's highest debt rating as determined by Moody's or S&P. Comparable pricing on ISC's previous credit facility ranged from LIBOR + 0.625% to LIBOR + 1.5%, and was also contingent on ISC's highest debt rating.

     International Speedway Corporation is a leading promoter of motorsports activities in the United States, currently promoting more than 100 racing events annually as well as numerous other motorsports-related activities. The Company owns and/or operates 11 of the nation's major motorsports entertainment facilities, including Daytona International Speedway in Florida (home of the Daytona 500); Talladega Superspeedway in Alabama; Michigan International Speedway located outside Detroit; Richmond International Raceway in Virginia; California Speedway near Los Angeles; Kansas Speedway in Kansas City, Kansas; Phoenix International Raceway in Arizona; Homestead-Miami Speedway in Florida; Martinsville Speedway in Virginia; Darlington Raceway in South Carolina; and Watkins Glen International in New York.

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ISC CLOSES ON $300 MILLION CREDIT FACILITY	PAGE 2

     Other motorsports entertainment facility ownership includes an indirect 37.5 percent interest in Raceway Associates, LLC, which owns and operates Chicagoland Speedway and Route 66 Raceway near Chicago, Illinois.

      The Company also owns and operates MRN Radio, the nation's largest independent sports radio network; DAYTONA USA, the "Ultimate Motorsports Attraction" in Daytona Beach, Florida, the official attraction of NASCAR; and subsidiaries which provide catering services, food and beverage concessions, and produce and market motorsports-related merchandise under the trade name "Americrown." In addition, the Company has an indirect 50 percent interest in a business called Motorsports Authentics, which markets and distributes motorsports-related merchandise licensed by certain competitors in NASCAR racing. For more information, visit the Company's Web site at www.iscmotorsports.com.

Statements made in this release that express the Company's or management's beliefs or expectations and which are not historical facts or which are applied prospectively are forward-looking statements. It is important to note that the Company's actual results could differ materially from those contained in or implied by such forward-looking statements. The Company's results could be impacted by risk factors, including, but not limited to, weather surrounding racing events, government regulations, economic conditions, consumer and corporate spending, military actions, air travel and national or local catastrophic events. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company's SEC filings including, but not limited to, the 10-K and subsequent 10-Qs. Copies of those filings are available from the Company and the SEC. The Company undertakes no obligation to release publicly any revisions to these forward-looking statements that may be needed to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by International Speedway or any other person that the events or circumstances described in such statement are material.

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